 Exhibit(d)(3)

SCHEDULE A-2

Investment Advisory Agreement

between

New Age Alpha Funds Trust (the “Trust”) and

New Age Alpha Advisors, LLC (the “Adviser”)

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Asset Breakpoint	Rate	Effective Date
NAA Large Core Fund	First $500mi $500m - $1bn $1bn - $1.5bn $1.5bn - $2bn $2bn - $2.5bn $2.5bn - $3bn Over $3bn	0.75% 0.725% 0.70% 0.65% 0.60% 0.55% 0.50%	October 25, 2024
NAA Allocation Fund	None	0.95%	October 25, 2024(2)
NAA Allocation ETF	None	0.95%	December 4, 2026(2)
NAA Large Cap Value Fund	None	0.65%	October 25, 2024
NAA Market Neutral Real Estate Fund	None	1.10%	October 25, 2024
NAA Mid Growth Fund	None	0.75%	October 25, 2024
NAA Opportunity Fund	None	0.90%	October 25, 2024
NAA Risk Managed Real Estate Fund	None	0.75%	October 25, 2024
NAA SMid Cap Value Fund	None	0.75%	October 25, 2024
NAA World Equity Income Fund	None	0.70%	October 25, 2024

(2)       The NAA Allocation Fund will be reorganized into the NAA Allocation ETF as of the close of business on December 4, 2026, at which time the NAA Allocation Fund will cease to be a series of the Trust, and the NAA Allocation ETF will be the accounting and performance successor to the NAA Allocation Fund. The NAA Allocation Fund remains a series of the Trust, and this Agreement remains in effect with respect to the NAA Allocation Fund until that time.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers, effective as of November 2, 2026.

New Age Alpha Funds Trust	New Age Alpha Advisors, LLC
By: /s/ Keith D. Kemp	By: /s/ Armen Arus
Name: Keith D. Kemp	Name: Armen Arus
Title: President	Title: Manager

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